EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of November 21, 2011 and effective as of September 2, 2011, by and between XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Bradley S. Jacobs (“Employee”).

WHEREAS, the Company desires to employ Employee and Employee desires to accept such employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:

1. Term and Duties. (a) Term. The term of Employee’s employment hereunder (the “Term”) began on September 2, 2011 (the “Start Date”) and shall end on September 2, 2016; provided, however, that in the event that a Change of Control (as defined in the Company’s 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”)) occurs prior to September 2, 2016, the Term shall expire on the later of September 2, 2016 and the second anniversary of the Change of Control. Notwithstanding the foregoing, the Term may be earlier terminated by either party in accordance with the terms of Section 4 of this Agreement, and the Term shall automatically expire on the last day of the Term (the “Expiration Date”) without notice required by any party to the other.

(b) Employment Duties. Employee shall perform such duties as are customarily performed by a chief executive officer and chairman of the board of directors of a public company and as assigned from time to time by the Board of Directors of the Company (the “Board”). Employee shall preside over meetings of the Board and shall be the spokesperson for the Company.

(c) Title, Full Time Service and Other Activities. During the Term, Employee shall serve as the Chief Executive Officer of the Company and as the Chairman and a member of the Board and, excluding any periods of paid time-off or approved sick leave to which Employee is entitled, Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Term, Employee may not, without the prior written consent of the Board (such consent not to be unreasonably withheld), serve as a member of the board of directors or board of managers of any for-profit enterprise, other than (i) the Company, (ii) any of the Company’s subsidiaries or affiliates and (iii) any entity that is, directly or indirectly, owned or controlled by Employee. It shall not, however, be a violation of the foregoing provisions of this Section 1(c) for Employee to (A) serve as an officer or director or otherwise participate in non-profit, educational, social welfare, religious and civic organizations or (B) manage his personal, financial and legal affairs, in each case so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company.

(d) Location. During the Term, Employee shall be based primarily in Greenwich, Connecticut, with such travel as the performance of his duties to the Company may require.

2. Compensation. (a) Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than monthly, a base salary at the rate of $495,000 per annum (the “Base Salary”). The Base Salary is subject to review annually throughout the Term by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(b) Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus (“Annual Bonus”) for each year during the Term of Employee’s employment commencing in the 2012 fiscal year based upon Employee’s achievement of performance goals as determined by the Compensation Committee. The performance goals applicable to the Annual Bonus shall be based on one or more of the performance criteria (the “2011 Plan Performance Criteria”) set forth in Section 6(e)(iv) of the 2011 Plan. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company (including as may be required by law), if Employee has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatements or material loss to the Company or any of its affiliates, the Company may, at any time up to six months after learning of such conduct, but in no event more than two years after Employee engages in such conduct, require repayment by Employee of any cash Annual Bonus (net of any taxes paid by Employee on such payment) previously paid to Employee, or cancel any earned but unpaid Annual Bonus or adjust the future compensation of Employee in order to recover the amount by which any compensation paid to Employee exceeded the lower amount that would have been payable after giving effect to the restated financial results or the material loss.

(c) Benefits. During the Term, Employee shall be eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, subject to the terms and conditions of such plans and programs.

(d) Paid-Time Off. Employee shall be entitled to 13 days paid-time off and any holidays that are generally afforded to the Company’s employees, in each case, per calendar year during the Term, prorated for the portion(s) of any partial calendar year during the Term.

(e) Business Expenses. The Company shall provide Employee a Company-owned wireless smartphone and Company-owned laptop computer during the Term and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties to the Company during the Term upon the presentation of appropriate statements of such expenses.

3. Equity Awards. (a) Grant. Subject to approval by the Compensation Committee, Employee shall receive (i) on or as promptly as practicable following the date of this Agreement, (A) 50,000 restricted stock units (“RSUs”) of the Company, which may be settled in shares of Company common stock (“Shares”), cash or a combination thereof, as determined by the Compensation Committee in its sole discretion (“Time-Based RSUs”), and (B) options (“Options”) to purchase 250,000 Shares, with an exercise price equal to the closing price per Share as reported by the NYSE Amex LLC on the date of grant, and (ii) as promptly as practicable following January 1, 2012, 160,000 RSUs, which shall be subject to performance-based vesting and shall be settled in Shares (“Performance-Based RSUs”), in each case, on the terms set forth below and on such other customary terms and conditions as the Company may require.

(b) Vesting and Cancellation. The RSUs and Options shall initially be unvested and, subject to Employee’s continued employment hereunder, shall vest as follows: (i) the Time-Based RSUs and Options shall vest in equal installments of 20% each beginning on September 2, 2012 and continuing for the next four anniversaries thereof (each such date, a “Vesting Date”), and (ii) the Performance-Based RSUs shall vest in equal annual installments of 20% on each Vesting Date, subject to Employee’s achievement of performance goals as determined by the Compensation Committee, provided that, in the event that, as of the grant date of the Performance-Based RSUs, fewer than 160,000 Shares are available for the grant of awards under the 2011 Plan (the Performance-Based RSUs that exceed the number of Shares then available for the grant of awards under the 2011 Plan are hereinafter referred to as the “Additional PRSUs”), then unless the Company’s stockholders approve an increase in Shares available under the 2011 Plan at the Company’s 2012 annual meeting of stockholders in an amount sufficient to cover the Additional PRSUs, the Additional PRSUs will be automatically forfeited upon the date of the Company’s 2012 annual meeting of stockholders, and the Company will have no further obligations with respect thereto. The performance goals applicable to the Performance-Based RSUs shall be based on one or more of the 2011 Plan Performance Criteria.

(c) Treatment upon Termination of Employment. All unvested RSUs and Options referenced in this Section 3 shall be forfeited upon the termination of Employee’s employment with the Company for any reason other than (i) a termination by the Company without Cause or a termination by Employee for Good Reason and (ii) a termination due to Employee’s death or Disability. In the event that Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason, subject to the terms and conditions of Section 5(e) of this Agreement, a portion of any outstanding and unvested RSUs and Options referenced in this Section 3 outstanding as of the Date of Termination shall immediately vest as determined in accordance with the following sentence, and the balance of such RSUs and Options referenced in this Section 3 shall immediately be forfeited upon the Date of Termination. For purposes of this Section 3(c), (x) the portion of outstanding Time-Based RSUs and Options that shall vest upon a termination pursuant to Section 3(c)(i) of this Agreement shall be calculated by multiplying the number of outstanding and unvested Time-Based RSUs and Options that would otherwise have vested on the next Vesting Date by a fraction, (1) the numerator of which shall be the number of days that have elapsed between the Vesting Date immediately preceding the Date of Termination and the Date of Termination (or, if Employee’s employment is terminated before the first Vesting Date, between September 2, 2011 and the Date of Termination), and (2) the denominator of which shall be 365, and (y) the portion of outstanding Performance-Based RSUs that shall be eligible to vest upon a termination pursuant to Section 3(c)(i) of this Agreement shall be determined following the last day of the applicable performance period by multiplying the number of Performance-Based RSUs that would otherwise have vested on the next Vesting Date based on the Company’s actual performance during such period by the same fraction applicable to the Time-Based RSUs and Options as set forth in Section 3(c)(x). In the event that Employee’s employment hereunder terminates due to his death or Disability, all outstanding and unvested RSUs and Options referenced in this Section 3 shall automatically vest and be settled, as applicable, within 30 days following the Date of Termination. Notwithstanding any provision of this Section 3(c) to the contrary, Employee will not be entitled to any accelerated vesting of, or payment with respect to, (1) any Performance-Based RSUs, in the event that Employee’s employment terminates for any reason prior to the grant date of the Performance-Based RSUs, and (2) any Additional PRSUs, in the event that Employee’s employment terminates for any reason prior to the date that the Company’s stockholders approve an increase in Shares available under the 2011 Plan in an amount sufficient to cover the Additional PRSUs. No amounts shall be payable by the Company at any time with respect to any unvested RSUs or Options.

(d) Change of Control. Upon the occurrence of a Change of Control while Employee is still employed by the Company, all outstanding RSUs and Options shall automatically be 100% vested and, in the case of RSUs, shall be settled within 10 days following the date of such Change of Control. If Employee’s employment is terminated without Cause prior to a Change of Control and such termination of employment is in anticipation of the Change of Control and such Change of Control actually occurs not later than six months following the Date of Termination, then for purposes of this Section 3(d), the date immediately preceding the Date of Termination shall be treated as the date of the Change of Control, provided that for purposes of determining the timing of payments with respect to the RSUs and the vesting of Options, the date of the actual Change of Control shall be deemed to be the Date of Termination. Notwithstanding any provision of this Section 3(d) to the contrary, Employee will not be entitled to any accelerated vesting of, or payment with respect to, (1) any Performance-Based RSUs, in the event that a Change of Control occurs prior to the grant date of the Performance-Based RSUs, and (2) any Additional PRSUs, in the event that a Change of Control occurs prior to the date that the Company’s stockholders approve an increase in Shares available under the 2011 Plan in an amount sufficient to cover the Additional PRSUs.

(e) Lock-Up. Any Shares issued to Employee upon settlement or exercise, as applicable, of any RSUs or Options referenced in this Section 3 shall be subject to (i) a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, which shall expire on the first anniversary of the issuance of such Shares (or, if earlier, upon a Change of Control or termination of employment for any reason) and (ii) all laws, rules and regulations applicable to Employee; provided, however, that, notwithstanding the foregoing, the provisions of Section 3(e)(i) shall not apply to any Shares withheld, sold or otherwise transferred to the Company to cover the exercise price in connection with the exercise of any Options referenced in this Section 3 or to satisfy the applicable tax withholding in connection with the exercise or settlement, as applicable, of any Options or RSUs referenced in this Section 3.

4. Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Date of Termination):

(a) Expiration of Term. Unless sooner terminated, Employee’s employment hereunder shall terminate automatically in accordance with Section 1(a) of this Agreement on the Expiration Date, unless otherwise agreed by the parties, in which case employment will continue on an at-will basis or pursuant to the terms of any subsequent agreement between Employee and the Company.

(b) Death. Employee’s employment hereunder shall terminate upon his death.

(c) Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice at any time. For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) willful misconduct or gross negligence in the performance of his duties hereunder or substantial failure or willful refusal to perform duties reasonably assigned by the Board or to follow any lawful directive of the Board; (ii) commission of any fraud, embezzlement, theft or any act of material dishonesty that is injurious to the Company, or any deliberate misappropriation of money or other assets of the Company; (iii) material breach of any term of this Agreement or any agreement governing any of the equity compensation referred to in Section 3 of this Agreement (the “Equity Compensation”), or material breach of his fiduciary duties to the Company; (iv) any willful act, or failure to act, in bad faith to the material detriment of the Company; (v) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation; and (vi) conviction of, or plea of nolo contendere to, a felony or any serious crime (other than vehicular misdemeanors punishable solely by fine); provided that the Company will provide Employee with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Employee shall first be provided a 30-day cure period. If, subsequent to Employee’s termination of employment hereunder for any reason other than by the Company for Cause, it is determined in good faith by the Board that, based on facts not actually known by the Board at the time of Employee’s termination, Employee’s employment could have been terminated by the Company for Cause pursuant to this Section 4(c), Employee’s employment shall, at the election of the Board at any time up to six months after learning such facts, but in no event more than two years after the occurrence of such facts, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate Employee’s employment hereunder without Cause by written notice at any time.

(e) Good Reason. Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 4(e). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement; (ii) Employee fails to continue as Chief Executive Officer of the Company; (iii) the Company reduces the Base Salary or materially reduces the amount of paid vacation to which Employee is entitled or his fringe benefits or perquisites; (iv) the Company requires Employee to be based in a location that is more than 50 miles from Greenwich, Connecticut; or (v) the Compensation Committee does not, on or prior to January 31, 2012, approve the grant of the Performance-Based RSUs in accordance with Section 3(a) of this Agreement; provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason, to cease, and to cure, any conduct specified in such written notice; provided further, that such notice shall be provided to the Company within 60 days of the occurrence of the conduct constituting Good Reason. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 30-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event. If the Company disputes the existence of Good Reason, Employee shall have the burden of proof to establish that Good Reason does exist or that the circumstances that gave rise to Good Reason have not been cured.

(f) Voluntary Resignation. Employee may voluntarily terminate his employment hereunder at any time upon at least 30 days’ advance written notice to the Company.

(g) Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician mutually agreeable to the Company and Employee, and the determination of such physician shall be binding upon Employee and the Company.

(h) “Date of Termination” shall mean: (i) the scheduled expiration of the Term in the event of termination of Employee’s employment pursuant to Section 4(a) of this Agreement; (ii) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 4(b) of this Agreement; (iii) the date of the

Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company pursuant to Section 4(c) or 4(d) of this Agreement; (iv) the 30th date following delivery of Employee’s notice to the Company of his resignation in accordance with Section 4(e) or 4(f) of this Agreement (or such earlier date as selected by the Company provided that the Company continues to pay or provide to Employee the compensation and benefits specified under Sections 2 and 3 of this Agreement through such 30th date) and (v) the date of a determination of Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 4(g) of this Agreement.

5. Termination Payments. (a) General. Except as otherwise set forth in this Section 5, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 2 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) any unused vacation accrued through the Date of Termination, and (iii) any unpaid or unreimbursed obligations and expenses under Section 2(e) of this Agreement accrued or incurred through the Date of Termination (collectively items (a)(i) through (a)(iii) above, the “Accrued Benefits”). The payments referred to in Sections 5(a)(i) and (ii) of this Agreement shall be paid within 30 days following the Date of Termination. The payments referred to in Section 5(a)(iii) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. Upon termination of Employee’s employment for any reason, all unvested RSUs and Options shall be cancelled without payment therefor except as otherwise specifically provided in Section 3(c) or 3(d) of this Agreement. The payments and benefits to be provided to Employee under Sections 5(c) and (d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 5(e) of this Agreement.

(b) Automatic Expiration of the Term, Voluntary Resignation, or Cause. If Employee’s employment is terminated pursuant to Section 4(a), 4(c) or 4(f) of this Agreement, the Company shall have no obligation to Employee other than with respect to the Accrued Benefits.

(c) Death, Disability, Without Cause or for Good Reason. In the event of a termination by reason of Employee’s death or Disability or in the event that, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee (or his estate) shall be entitled to:

(i) the Accrued Benefits;

(ii) a cash payment (the “Severance Payment”) equal to two years’ Base Salary, as in effect on the Date of Termination (but for purposes of this Section 5(c)(ii), in no event shall the Base Salary be less than $495,000) (payable as set forth in Section 5(e) of this Agreement), plus any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the

Date of Termination but is unpaid as of the Date of Termination, and, except in the case of a termination by reason of Employee’s death, medical and dental coverage for Employee and his covered eligible dependents for a period of 12 months from the Date of Termination; provided that, in the event of a termination without Cause or for Good Reason, (x) any monies Employee earns from any other work, whether as an employee or as an independent contractor, while Employee is receiving any Severance Payments, shall reduce, on a dollar-for-dollar basis, the amount that the Company is obligated to pay Employee under this Section 5(c)(ii) and (y) if Employee secures other employment, any medical or dental benefits provided under this Section 5(c)(ii) shall cease as of the commencement of such employment; and

(iii) accelerated vesting of any outstanding RSUs and Options to the extent set forth in Section 3(c) of this Agreement.

(iv) Notwithstanding the foregoing, whenever compensation is payable to Employee hereunder as a result of a termination due to Disability during or with respect to a time that such Disability would entitle Employee to severance, disability income or to salary continuation payments from the Company, as applicable, according to the terms of any plan now or hereafter provided by the Company or according to any policy of the Company in effect at the time of such Disability, the compensation payable to Employee hereunder shall be reduced on a dollar-for-dollar basis by any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Employee by an insurance company under an insurance policy paid for by the Company, the compensation payable to Employee hereunder shall by reduced on a dollar-for-dollar basis by the amounts paid to Employee by said insurance company and shall not be in addition thereto.

(d) Without Cause or for Good Reason Following a Change of Control. In the event that, within two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to:

(i) the Accrued Benefits; and

(ii) a cash payment (the “CIC Severance Payment”) equal to three times the sum of (x) the Base Salary, as in effect on the Date of Termination (but for purposes of this Section 5(d)(ii), in no event shall the Base Salary be less than $495,000) and (y) the greater of the target Annual Bonus and 100% of the Base Salary, in each case, as in effect on the Date of Termination (payable as set forth in Section 5(e) of this Agreement), plus any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, and continuation of medical and dental coverage for Employee and his eligible dependents for a period of 36 months from the Date of Termination.

(e) Conditions Precedent and Subsequent. The payments and benefits provided under Sections 5(c) and 5(d) of this Agreement (other than the Accrued Benefits and other than in the event of termination by reason of Employee’s death or Disability) are subject to and conditioned upon (i) Employee having provided, within 30 days after the Date of Termination (or such greater period as required by law), a waiver and general release agreement in a form satisfactory to the Company that has become effective and irrevocable in accordance with its terms and in no event later than the 60th day after the Date of Termination, and (ii) Employee’s compliance with Sections 6 and 7 of this Agreement. Employee shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by Employee on such payments), and the Company shall have no further obligation to pay, the Severance Payment or CIC Severance Payment, as applicable, in the event Employee receives, within four months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the Board, Employee has materially breached his obligations under Section 6 or 7 of this Agreement; provided, however, that, in cases where cure is possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct. The Severance Payment, if any, payable hereunder shall be paid in substantially equal installments over the 24-month period, following the Date of Termination, consistent with the Company’s payroll practices, with the first installment to be paid within 15 days after the condition described in Section 5(e)(i) of this Agreement has been satisfied and with any installments that would otherwise have been paid prior to such date accumulated and paid in a lump sum on the first date on which payments are made in accordance with the terms of this sentence. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within 15 days after the condition described in Section 5(e)(i) has been satisfied; provided, however, that, unless the CIC Severance Payment relates to a transaction that satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), any portion of the CIC Severance Payment that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the Severance Payment.

(f) Forfeiture of Equity Awards. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company under the terms of this Agreement or otherwise available at, or required by, law or in equity, in the event the Company terminates Employee’s employment for Cause or if Employee violates the restrictive covenants set forth in Sections 6 and 7 of this Agreement (other than the non-disparagement covenant set forth in Section 7(e) of this Agreement) or engages in fraud or willful misconduct that contributes materially to any significant financial restatement or material loss to the Company or any of its affiliates, the Company may, (i) in the case of a termination for Cause, at any time up to six months after such termination, or (ii) in the case of a violation of the restrictive covenants or engaging in fraud or willful misconduct, at any time up to six months after learning of such conduct, but in no event more than two years after Employee engages in such conduct, (x) terminate or cancel any equity compensation awards granted to Employee by the Company (“Equity Awards”) that are unvested or vested and unexercised, (y) require Employee to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by Employee, in respect of any Equity Awards the vesting of which was accelerated upon termination of Employee’s employment for any reason and (z) require Employee to forfeit or remit to the Company any Shares (or the equivalent value in cash) required to be held by Employee under the Company’s Stock Ownership Guidelines (subject to a maximum of four times the Base Salary, as in effect on the Date of Termination) and that were issued to Employee upon vesting, settlement or exercise, as applicable, of any Equity Awards; provided, however, that, in cases where cure is possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct.

(g) Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5(g) shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future; provided, however, that for purposes of the foregoing sequence, any amounts that are payable with respect to equity-based or equity-related awards (whether payable in cash or in kind) shall be deemed to be a non-cash portion of the CIC Benefits. For purposes of making the calculations required by this Section 5(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 5(g), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5(g).

6. Non-Solicitation. (a) During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company, or any of its affiliates (the “Company Entities”), to perform services for any entity (other than a Company Entity) or attempt to induce any such employee to leave the service of a Company Entity, or solicit, hire or engage on behalf of himself or any other person, any employee of a Company Entity, or anyone who was employed by a Company Entity, during the twelve-month period preceding such hiring or engagement. “Restricted

Period” means three years following termination of Employee’s employment for any reason.

(b) During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, solicit, encourage, advise or influence any individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity during the Term or for three years thereafter (the “Company’s Clients”) or to discontinue or reduce the extent of the relationship between the Company Entities and the Company’s Clients or to obtain or seek products or services the same as or similar to the Company Entities from any other source not affiliated with the Company Entities. The Company may, in its sole discretion and upon written request from Employee, grant Employee a written release from Employee’s obligations contained in this Section 6(b).

7. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Cooperation. (a) Confidentiality. (i) Employee hereby agrees that, during the Term and thereafter, he will hold in strict confidence (except as required by applicable law after notice to the Board) any Confidential Information related to any of the Company Entities. For purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information of any of the Company Entities (in whatever form), including, without limitation: any information, observations and data concerning the business or affairs or operation of the Company Entities developed by Employee during the Term or which any Company Entity or any of their respective members, directors, officers, managers, partners, employees, agents, advisors, attorneys, accountants, consultants, investment bankers, investment advisors or financing sources at any time furnishes or has furnished to Employee in connection with the business of any of the Company Entities; the Company’s (and any of its respective affiliates’) investment methodologies or models, investment advisory contracts, fees and fee schedules or investment performance (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists and any information relating to financial data, strategic business plans; information about any other third parties in respect of which any Company Entity has a business relationship or owes a duty of confidentiality; and all notes, analyses, compilations, forecasts, studies or other documents prepared by Employee that contain or reflect any such information and, in each case, which is not known to the public generally other than as a result of Employee’s breach of this Agreement. Without limiting the foregoing, Employee acknowledges and agrees that the Track Records shall not be the work of any one individual (including Employee) and are the exclusive property of the Company and its affiliates, as applicable, and agrees that he shall in no event claim the Track Records as his own following termination of his employment with the Company.

(ii) Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Section 8 of this Agreement), Employee agrees that, prior to the date on which the Company publicly files this Agreement with the Securities and Exchange Commission, Employee shall not disclose the terms of this Agreement except to his immediate family and his financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to his financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(iii) Employee further agrees that he will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers of Employee or any other person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any such former employer or other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person.

(b) Non-Competition. Employee and the Company agree that Employee will occupy a high-level and unique position of trust and confidence with the Company Entities and will have access to their Confidential Information, and that they would likely suffer significant harm from Employee’s competing with them during the Term and for some period of time thereafter. Accordingly, Employee agrees that he will not, during the Term and during the Non-Compete Period, directly or indirectly become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 5% of the outstanding voting shares of any publicly held company) of, any Competitive Business, or otherwise perform services relating to the business of, or otherwise compete with and within the Restricted Area, any of the Company Entities, or businesses they are actively considering, at the time of termination of Employee’s employment or during the one year prior to the Date of Termination (the “Business”) for any Competitive Business (whether or not for compensation). For purposes of this Agreement, “Competitive Business” shall mean any individual, employeeship, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity (i) that engages in, or is actively considering engaging in during the Term or during the one year following the Date of Termination, acquisition related or mergers and acquisition activities related to the transportation or third-party logistics industry, including, without limitation, researching, analyzing and evaluating companies for possible investment in or acquisition of, for itself or clients, or (ii) that engages in, or is actively considering engaging in during the Term or during the one year following the Date of Termination, the Business, including, without limitation, any providers of third-party logistics services, including, without limitation, freight brokerage, freight forwarding, expediting, internet load boards or intermodal providers, or firms such as CH Robinson, Expeditors International of Washington, Inc., Echo Global Logistics Inc., Roadrunner Transportation Systems, TransCore, Internet Truckstop LLC and Hub Group Inc.; provided, however, that clause (i) of this definition shall have no further force and effect as of the date that is one year following a Change of Control. The Company may, in its sole discretion and upon written request from Employee, grant Employee a written release from Employee’s obligations contained in this Section 7(b). “Non-Compete Period” means (x) one year following termination of Employee’s employment by the Company without Cause or by Employee for Good Reason and (y) three years following termination of Employee’s employment for any reason not covered by clause (x) of this definition. “Restricted Area” means Canada, Mexico, and any State of the United States, and any other country in which the Company or any Company Entity does business or any other country in which any Company client is located, during the Term or the Non-Compete Period.

(c) Extended Non-Competition. In the event that Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason, the Company shall have the right to extend the Non-Compete Period for up to two additional 12-month periods (each, an “Extended Non-Compete Period”) beyond the completion of the Non-Compete Period. If the Company elects to extend the Non-Compete Period or the Extended Non-Compete Period, it will notify Employee in writing of such fact not later than the 90th day prior to the expiration of the Non-Compete Period or the then-current Extended Non-Compete Period, as applicable. By signing this Agreement, Employee agrees to accept and abide by the Company’s election. If the Company elects to extend the Non-Compete Period, Employee agrees that, during any Extended Non-Compete Period, Employee shall be bound by the restrictions set forth in Section 7(b) in the same manner applicable during the Non-Compete Period, and the Company agrees to pay Employee subject to Section 5(e) of this Agreement during each month of the Extended Non-Compete Period, an amount equal to his monthly Base Salary as in effect on the Date of Termination (but for purposes of this Section 7(c) in no event shall the monthly Base Salary be less than $41,250). Payment for any partial month will be prorated. Payment of Employee’s Base Salary during the Extended Non-Compete Period will be made pursuant to the Company’s normal and customary payroll procedures. If the Company elects to extend the Non-Compete Period or the Extended Non-Compete Period, any monies Employee earns from any other work during such periods, whether as an employee or as an independent contractor, will reduce, dollar for dollar, the amount that the Company is obligated to pay Employee under this Section 7(c). Payments made by the Company under this Section 7(c) are made solely for the extension of the non-compete covenant and do not render Employee either an employee of, or a consultant to, the Company.

(d) Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of his employment with the Company shall remain the exclusive property of the Company and Employee shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term.

(e) Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities or any of its officers, directors, members, partners or employees (collectively, the “Company Parties”), and, during the Term and for a period of three years following termination of Employee’s employment for any reason, to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. Employee shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including, without limitation, in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business. The Company shall require its directors and executive officers not to defame or disparage Employee.

(f) Cooperation. During the Term and thereafter (including, without limitation, following the Date of Termination), Employee shall, upon reasonable notice and without the necessity of any Company Entity obtaining a subpoena or court order, provide Employee’s reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Company Entity that relates to events occurring during Employee’s employment with any Company Entity as to which Employee may have relevant information (including furnishing relevant information and materials to the relevant Company Entity or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Employee for expenses reasonably incurred in connection with any such cooperation occurring after the termination of Employee’s employment and provided that any such cooperation occurring after the Date of Termination shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

8. Notification of Subsequent Employer. Employee hereby agrees that, prior to accepting employment with any other person during any period during which Employee remains subject to any of the covenants set forth in Section 6, 7(b) or 7(c) of this Agreement, Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

9. Injunctive Relief. Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company Parties in the event that Employee breaches any of the restrictive covenants provided in Sections 6 and 7 of this Agreement. In the event that Employee breaches any such restrictive covenant, the Company Parties shall be entitled to an injunction restraining Employee from violating such restrictive covenant (without posting any bond). If any of the Company Parties shall institute any action or proceeding to enforce any such restrictive covenant, Employee hereby waives the claim or defense that such Company Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that there is an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 6 and 7 of this Agreement or to seek any other relief to which it may be entitled.

10. Miscellaneous. (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

XPO Logistics, Inc.

429 Post Road

Buchanan, MI 49107

Attention: Chairman of the Compensation Committee

or to the address of the Company’s headquarters as of the

relevant time,

with a copy in either case to:

Wachtell, Rosen, Lipton & Katz

51 West 52nd Street

New York, NY 10019

Attention: Michael J. Segal, Esq.

Facsimile: (212) 403-2345

If to Employee:

During the Term, to his principal office at the Company,

and after the Term, to his principal residence as listed in the records of the Company.

with a copy in either case to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

Worldwide Plaza

New York, NY 10019

Attention: Jennifer S. Conway, Esq.

Facsimile: (212) 474-3700

or to such other address as any party may designate by notice to the other.

(b) Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the Equity Compensation, including, without limitation, its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any Equity Compensation and/or the consideration therefor.

(c) Amendment; No Waiver. Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Sections 10(l)(iv) and 10(m) of this Agreement), this Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.

(d) No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(e) Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any legally mandatory policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.

(f) Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date hereof: (i) he has the full right, authority and capacity to enter into this Agreement, (ii) he is ready, willing and able to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder, (iii) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company Entities now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. Employee agrees to comply with each of the covenants contained in Sections 6 and 7 of this Agreement in accordance with their terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in Sections 6 and 7 of this Agreement. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 6 and 7 of this Agreement may prevent Employee from earning a livelihood in a business similar to the business of the Company Entities, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.

(g) Survival. Employee’s obligations under Sections 6 and 7 of this Agreement shall remain in full force and effect for the entire period provided therein notwithstanding any termination of employment or other expiration of the Term or termination of this Agreement. The terms and conditions of Sections 5, 6, 7, 8 and 9 of this Agreement shall survive the Term and termination of Employee’s employment.

(h) Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 10(h) shall be void.

(i) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of Section 6 or 7 of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j) Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(k) Cooperation Regarding Equity Compensation. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the Equity Compensation as contemplated hereunder in compliance with applicable law.

(l) Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial. (i) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(ii) Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the City, County and State of New York administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iii) Any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 10(l)(ii) or (iv) of this Agreement.

(iv) Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the City, County and State of New York; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10(l) or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which he now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10(l)(iv), and agrees that he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 10(l)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE

EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEROF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.

(v) The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney’s fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement or Employee’s employment hereunder.

(m) Section 409A. (i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.

(iii) If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(iv) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.

(v) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(vi) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(n) Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

(p) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XPO LOGISTICS, INC.

by
/s/ Gordon E. Devens
Name:	Gordon E. Devens
Title:	Senior Vice President and General Counsel

/s/ Bradley S. Jacobs
BRADLEY S. JACOBS

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